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                                                                    EXHIBIT 10.7

PNC BANK CORP.
DIRECTORS RETIREMENT PLAN


Pursuant to the Directors Retirement Plan, each current or future non-officer director of the Corporation who served as a director of the Corporation or predecessor or acquired corporation or other business entity for at least five years shall be paid an annual cash retirement benefit. The amount of the annual benefit will be equal to the annual retainer fee in effect for non-officer directors of the Corporation on the date of the director's retirement. The annual benefit shall be paid for the lesser of ten years or life of the retired director, with payment to commence on the later of age 65 or retirement from the Board of Directors of the Corporation.


(effective date: July 7, 1994)



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